Exhibit 5.2

VALERO ENERGY CORPORATION	Jason Fraser
Executive Vice President
and General Counsel

May 7, 2020

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Valero Energy Corporation, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 (Registration No. 333-174721) (the “Registration Statement”) relating to shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) that were previously available for issuance under the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan (the “2011 Plan”) and are now issuable in connection with the Valero Energy Corporation 2020 Omnibus Stock Incentive Plan (the “2020 Plan” and, together with the 2011 Plan, the “Plans”), pursuant to the terms of the 2020 Plan.

In furnishing this opinion, I or members of my staff have examined the Registration Statement, Post-Effective Amendment, the Plans and originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible. For purposes of this opinion, I have assumed that the consideration received by the Company for the Shares will not be less than the par value of the Shares.

Based upon and subject to the foregoing, I am of the opinion that, in the case of the Shares originally issued by the Company pursuant to the provisions of the 2020 Plan and any applicable award agreement (and any related instrument) duly adopted under and in accordance with the terms and conditions of the 2020 Plan (each, an “Award Agreement”) following due authorization and the due grant or exercise of a particular award thereunder by the Board of Directors of the Company (the “Board”), a duly constituted, authorized and acting committee thereof (a “Committee”), or one or more duly authorized and acting officers of the Company or any affiliates thereof, in each case as provided in and in accordance with the 2020 Plan and any applicable Award Agreement, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of the 2020 Plan or any applicable Award Agreement for the consideration established pursuant to the terms of the 2020 Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board, a duly constituted, authorized and acting Committee, or one or more duly authorized and acting officers of the Company or any affiliates thereof, in each case as provided in and in accordance with the 2020 Plan and any applicable Award Agreement, and, in the case of stock options, the exercise price thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the original issuances of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it.

I am a member of the Bar of the State of Texas and my opinion is limited to the federal statutory laws of the United States, the laws of the State of Texas and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Post-Effective Amendment. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Jason W. Fraser

Jason W. Fraser